Exhibit 99.1

O-I Reports Strong Earnings and Debt Reduction for 2008

Perrysburg, Ohio, January 28, 2009 – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the fourth quarter and full year ending December 31, 2008.

Price Improvements Contribute to Solid Fourth Quarter Results

The Company reported net sales of $1.705 billion for the fourth quarter of 2008, a $252 million decline from $1.957 billion in the fourth quarter of 2007.  A stronger U.S. dollar in the fourth quarter of 2008 caused a $195 million reduction in the reported amount of foreign currency sales compared with the fourth quarter of 2007.  Higher prices and improved product sales mix across all regions added $152 million to sales for the quarter, a 7% increase over prior year fourth quarter. However, the decline in consumption due to ongoing global economic deterioration resulted in fewer tons shipped, accounting for $197 million of the reduction in sales from the prior year quarter.

Temporary Line Shutdowns Impact Fourth Quarter Earnings

The Company’s loss from continuing operations in the fourth quarter of 2008 was $228.6 million, compared with earnings of $14.6 million a year ago.  Exclusive of the items listed below in Note 1 (items management considers not representative of ongoing operations), 2008 fourth quarter earnings were $76.2 million, compared with $167.4 million in the same quarter last year.  This decrease in earnings was driven by temporary manufacturing line shutdowns taken to balance capacity with demand and manage inventory levels. Also contributing to the decrease were inflation in manufacturing and delivery costs, lower sales volumes, and unfavorable foreign currency translation.  Improved prices and product sales mix partially offset these unfavorable factors.

The Company reported a loss of $1.38 per share (diluted) from continuing operations in the fourth quarter of 2008, compared with earnings of $0.06 (diluted) per share for the fourth quarter of 2007.  Exclusive of the items listed in Note 1, earnings per share were $0.45 (diluted) in the fourth quarter of 2008 compared with $1.00 (diluted) in the same quarter last year.

A description of all items in Note 1 that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in the tables accompanying this release and in charts on the Company’s Web site (www.o-i.com).

“The results of the fourth quarter clearly reflect the increased flexibility we have created at O-I in recent years,” said Al Stroucken, Chairman and Chief Executive Officer. “We were able to react quickly to a weakening global economy and temporarily curtail production in the fourth quarter to prevent carrying excess inventory quantities into 2009.  We are confident that a strategy to enhance our liquidity in these uncertain times is the correct course for O-I and is in the best interest of our shareholders.”

Full Year 2008 Results Excluding Unusual Items Yield Highest EPS Since 1991 IPO

Net sales from continuing operations increased 4.2% to $7.885 billion in 2008, compared with $7.567 billion in 2007.  The $318 million increase was driven by improved prices and product sales mix across all regions, as well as favorable currency translation, principally of the Euro, in the first three quarters of the year.  However, a decline in tons shipped partially offset these favorable effects.

For the full year 2008, the Company reported earnings from continuing operations of $251.5 million or $1.48 per share (diluted), compared with earnings from continuing operations of $299.3 million or $1.78 per share last year.

Exclusive of the items listed in Note 2 that management considers not representative of ongoing operations, the Company earned $645.2 million or $3.80 per share (diluted) in 2008, compared with $493.7 million or $2.94 per share (diluted) in 2007.  The increase in earnings in 2008 was primarily the result of improved prices and product sales mix, further improvements in glass plant operating efficiencies, and favorable foreign currency translation, partially offset by lower sales volume and inflation in manufacturing and delivery costs.

“I am pleased with the results we achieved in 2008.  This is clearly proof of our ability to adapt to a changing environment through improved operating efficiencies and a commitment to margin improvement.  Although our strong performance in the first half of the year was dampened by the global economic downturn in the second half, the focus on our strategies allowed us to post the highest annual earnings per share in more than 17 years,” said Stroucken.

Stronger 2008 Free Cash Flow, Supported by Lower Asbestos Spending

Cash provided by continuing operating activities was $172.8 million in the fourth quarter of 2008, compared with $154.6 million in the same quarter of 2007.  Free Cash Flow (defined as cash provided by continuing operations, less capital spending for continuing operations) was $49.6 million in the fourth quarter of 2008, compared with $26.8 million during the same quarter in 2007.  For the full year 2008, the Company increased its Free Cash Flow to $345.9 million, compared with $332.6 million in 2007.  The $13 million year-over-year increase in Free Cash Flow was a result of a balance between lower spending to settle asbestos-related claims and lawsuits, and improved profit margins, offset partially by higher working capital balances.

During the fourth quarter of 2008, working capital was a $25.6 million source of cash for the Company, compared with a $53.9 million source during the same period in 2007.  For the full year 2008, working capital was a $201.4 million use of cash for the Company, as compared to a $36.2 million source of cash last year. While finished goods inventories at the end of 2008 were lower in terms of tonnage, the cost of those inventories on a dollar basis was higher than at year-end 2007.  This reflects higher inventory costs, which resulted from inflation in input costs in 2008, and was the primary reason for the increased use of cash for the year.

For the year 2008, the Company reported $361.7 million in capital expenditures and $467.8 million of depreciation and amortization expense.  The Company expects that capital expenditures for continuing operations in 2009 will increase by approximately $120 million as the Company continues to pursue its organic growth and streamlining strategies.  Specifically, the Company will spend approximately $40 million to expand its plant in New Zealand, and presently expects to spend approximately $80 million to upgrade factories that will be absorbing additional volume as the Company consolidates manufacturing capacity in connection with its ongoing global footprint review.  Additionally, the Company expects to spend approximately $120 million for severance and other costs in 2009 related to actions resulting from the ongoing footprint review. Excluding these organic growth projects, the Company plans to spend at or below 2008 levels on capital expenditures.

Reduction in Total Debt Improves Financial Flexibility

As of December 31, 2008, the Company’s total debt was $3.334 billion, compared with $3.714 billion at year-end 2007.  The $380 million decrease in debt during 2008 reflected net debt repayments of approximately $229 million and the effect of the strengthening U.S. dollar on the Company’s non-U.S. dollar denominated debt.

The Company has no significant maturities of long-term debt until May 2010.  In addition, the Company had $768 million of available capacity under its secured revolving credit facility at year-end 2008.  This revolving credit facility does not expire until 2012.

2008 Effective Tax Rate Excluding Unusual Items is 24.0%

The Company’s reported tax rate was 42.4% in 2008, compared with 29.2% in 2007.  Excluding the items listed in Note 2, the Company’s worldwide effective tax rate from continuing operations was 24.0% in 2008 compared with 24.4% in 2007.  Cash tax payments for the full year 2008 amounted to $162.5 million, compared with $152.5 million for 2007.   The Company expects that the full-year effective tax rate, excluding Note 2 items, will not change significantly in 2009, while cash taxes are expected to increase to a range of $210 million to $230 million due to higher 2008 earnings in taxable jurisdictions.

Asbestos-Related Results and 2008 Charge

Asbestos-related cash payments during the fourth quarter and full year of 2008 totaled $69.9 million and $210.2 million, respectively.  This compares with $120.9 million and $347.1 million for the same periods last year. The year-over-year decrease in cash spending reflects reduced funding for settlements of certain claims on an accelerated basis on terms favorable to the Company.  Further, the Company expects 2009 asbestos-related cash payments to decline by $35 million from the 2008 spending level.

New asbestos-related lawsuits and claims reported in 2008 were approximately 5,000, compared with approximately 9,000 during 2007.  In addition, the number of pending asbestos-related lawsuits and claims declined more than 20% to approximately 11,000 as of December 31, 2008, compared with approximately 14,000 pending as of year-end 2007.

The Company conducted its annual comprehensive review of asbestos-related liabilities and costs for the full year 2008.  As a result of that review, the Company recorded a non-cash charge of $250.0 million ($248.8 after tax) to increase the accrual for future asbestos-related costs.  In 2007, the charge was $115.0 million (pretax and after tax). The larger 2008 charge reflects higher filing rates and average disposition costs for 2008 and the next several years than estimated at the end of 2007.  The balance of the accrual for future asbestos-related costs as of December 31, 2008, was $495.3 million, an increase of $39.8 million or 8.7% over year-end 2007, and a decrease of $192.3 million or 28.0% over year-end 2006.  As of December 31, 2008, the deferred amount payable for previously settled lawsuits and claims was approximately $34 million, unchanged from year-end 2007.

Company Positioned Well for 2009

“Although we will be facing significant business challenges in 2009, we are well positioned – both financially and operationally – to meet those challenges,” continued Stroucken.  “We benefited in 2008 from strict adherence to our margin improvement strategy and our focus on retaining financial flexibility. These will continue to serve as powerful drivers in the Company’s long-term growth and profitability goals.”

Note 1:

The table below is a reconciliation of items in the fourth quarter of 2008 and 2007 that management considers not representative of ongoing operations, consistent with Segment Operating Profit.

	Three months ended December 31
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings (loss) from continuing operations	$(228.6)	$(1.38)	$14.6	$0.06
Asbestos-related charges, net of tax	248.8	1.47	115.0	0.71
Charges for restructuring and asset impairment, net of tax and minority share owners’ interests	16.5	0.09	29.0	0.18
Net charges related to tax restructuring and other	39.5	0.23
Dilutive effect of options and other		0.04
Note repurchase premiums & write-off of deferred finance fees			8.8	0.05
Earnings from continuing operations exclusive of above items	$76.2	$0.45	$167.4	$1.00

Note 2:

The table below is a reconciliation of items for the full year 2008 and 2007 that management considers not representative of ongoing operations, consistent with Segment Operating Profit.

	Twelve months ended December 31
	2008		2007
$ Millions, except per share amounts	Earnings	EPS	Earnings	EPS
Earnings from continuing operations	$251.5	$1.48	$299.3	$1.78
Asbestos-related charges, net of tax	248.8	1.47	115.0	0.68
Charges for restructuring and asset impairment, net of tax and minority share owners’ interests	110.1	0.65	84.1	0.51
Net charge related to tax legislation, restructuring, and other	34.8	0.20
Gain from recognition of foreign tax credits			(13.5)	(0.08)
Note repurchase premiums & write-off of deferred finance fees			8.8	0.05
Earnings from continuing operations exclusive of above items	$645.2	$3.80	$493.7	$2.94

Regulation G

The information presented above regarding earnings from continuing operations exclusive of items management considers not representative of ongoing operations does not conform to U.S. generally accepted accounting principles (GAAP).  It should not be construed as an alternative to the reported results determined in accordance with GAAP.  Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations.  Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments.  Management believes that the excluded items are not reflective of ongoing operations, so the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and South America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 23,000 people with 80 manufacturing facilities in 22 countries.  In 2008, net sales were $7.9 billion.  For more information, visit http://www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk.  It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following:  (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in the capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices, commensurate with energy and other cost increases, without the loss of customers or sales volume, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims.  It is not possible to foresee or identify all such factors.  Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances.  Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations.  While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not intend to update any particular forward-looking statements contained in this news release.

Conference Call Scheduled for January 29th

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, January 29, 2009, at 8:30 a.m., Eastern Time.  A live Webcast of the conference call will be available on the O-I Web site
(www.o-i.com).

The conference call also may be accessed by dialing +1.888.733.1701 (U.S. and Canada) or +1.706.634.4943 (international) by 8:20 a.m. Eastern Time on January 29th.  Ask for the O-I conference call.  A replay of the call will be available on the O-I Web site (www.o-i.com) for 30 days following the call.

Additional Information

Additional information regarding fourth quarter and year-end sales, Segment Operating Profit and EPS comparisons to prior year is available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Annual Reports and Presentations.”

Contact:	O-I, Sasha Sekpeh, +1.567.336.2355 – Investor Relations
O-I, Lauren Dubilzig, +1.567.336.1312 – Corp. Communications

The company routinely posts all important information on its Web site - www.o-i.com

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Net sales	$1,705.0	$1,957.3	$7,884.7	$7,566.7
Manufacturing, shipping, and delivery expense	(1,417.7)	(1,536.4)	(6,208.1)	(5,971.4)

Gross profit	287.3	420.9	1,676.6	1,595.3

Selling and administrative expense	(132.5)	(132.3)	(511.9)	(520.6)
Research, development, and engineering expense	(15.6)	(19.3)	(66.6)	(65.8)
Interest expense (b)	(53.2)	(88.4)	(253.0)	(348.6)
Interest income	9.5	12.3	38.6	42.3
Equity earnings	14.1	11.8	50.8	34.1
Royalties and net technical assistance	3.8	5.0	18.6	19.7
Other income	4.4	7.6	9.5	16.4
Other expense (c)	(273.9)	(163.4)	(404.2)	(266.2)

Earnings (loss) from continuing operations before items below	(156.1)	54.2	558.4	506.6

Provision for income taxes (d)	(53.7)	(24.3)	(236.7)	(147.8)
Minority share owners’ interests in earnings of subsidiaries	(18.8)	(15.3)	(70.2)	(59.5)

Earnings (loss) from continuing operations	(228.6)	14.6	251.5	299.3

Net earnings of discontinued operations				2.8

Gain (loss) on sale of discontinued operations	(1.1)	(33.4)	6.8	1,038.5

Net earnings (loss)	$(229.7)	$(18.8)	$258.3	$1,340.6

Less convertible preferred stock dividends		(5.4)	(5.4)	(21.5)
Available to common share owners	$(229.7)	$(24.2)	$252.9	$1,319.1

Basic net earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(1.38)	$0.06	$1.51	$1.80
Net earnings of discontinued operations				0.02
Gain (loss) on sale of discontinued operations	(0.01)	(0.21)	0.04	6.73
Net earnings (loss)	$(1.39)	$(0.15)	$1.55	$8.55

Weighted average shares outstanding (000s)	165,524	155,613	163,178	154,215

Diluted net earnings (loss) per share of common stock: (e)
Earnings (loss) from continuing operations	$(1.38)	$0.06	$1.48	$1.78
Net earnings of discontinued operations				0.02
Gain (loss) on sale of discontinued operations	(0.01)	(0.21)	0.04	6.19
Net earnings (loss)	$(1.39)	$(0.15)	$1.52	$7.99

Diluted average shares (000s) (f)	169,371	160,956	169,677	167,767

(a)                     Amounts related to the Company’s plastics packaging business have been classified as discontinued operations following the June 11, 2007 announcement of an agreement to sell the business.  The sale was completed on July 31, 2007.

(b)                    Amount for the three months and year ended December 31, 2007 includes a charge of $9.5 million ($8.8 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The effect of this charge is a decrease in earnings per share of $0.05.

(c)                     Amount for the three months and year ended December 31, 2008 includes a charge of $250.0 million ($248.8 million after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.47.

Amount for the three months and year ended December 31, 2007 includes a charge of $115.0 million (pretax and after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $0.71 and $0.68 for the three months and year ended December 31, 2007, respectively.

Amount for the three months ended December 31, 2008 includes charges of $21.6 million ($16.5 million after tax and minority share owners’ interests) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.09.

Amount for the year ended December 31, 2008 includes charges of $133.3 million ($110.1 million after tax and minority share owners’ interests) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.65.

Amount for the three months ended December 31, 2007 includes charges of $38.4 million ($29.0 million after tax and minority share owners’ interests) for restructuring and asset impairment. The effect of these charges is a decrease in earnings per share of $0.18.

Amount for the year ended December 31, 2007 includes charges of $100.3 million ($84.1 million after tax) for restructuring and asset impairment. The effect of these charges is a decrease in earnings per share of $0.51.

(d)                    Amount for the three months ended December 31, 2008 includes expense of $39.5 million related to tax restructuring and other.  The effect of this expense is a decrease in earnings per share of $0.23.

Amount for the year ended December 31, 2008 includes a net tax expense of $33.3 million ($34.8 million after minority shareowners’ interest) related to tax legislation, restructuring, and other.  The effect of this expense is a decrease in earnings per share of $0.20.

Amounts for the year ended December 31, 2007 include a benefit of $13.5 million for the recognition of tax credits related to restructuring of investments in certain European operations.  The effect of this benefit is an increase in earnings per share of $0.08.

(e)                     Diluted earnings per share of common stock are equal to basic earnings per share of common stock for the three months ended December 31, 2008 due to the net loss.

(f)                       The number of diluted shares for the year ended December 31, 2007 was increased by 8,589,000 because the assumed conversion of the convertible preferred shares is dilutive to the related earnings per share amount for that period.  Accordingly, dividends were not deducted from earnings in calculating diluted earnings per share for that period.  Earnings per share amounts are calculated discretely for each period and quarterly amounts do not necessarily total the year to date amounts because of dilution and rounding.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Dec. 31,	Dec. 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$379.5	$387.7
Short-term investments, at cost which approximates market	25.0	59.8
Receivables, less allowances for losses and discounts	988.8	1,185.6
Inventories	999.5	1,020.8
Prepaid expenses	51.9	40.7

Total current assets	2,444.7	2,694.6

Investments and other assets:
Equity investments	101.7	81.0
Repair parts inventories	132.5	155.8
Prepaid pension		566.4
Deposits, receivables, and other assets	444.5	448.7
Goodwill	2,207.5	2,428.1

Total other assets	2,886.2	3,680.0

Property, plant, and equipment, at cost	5,983.1	6,423.1
Less accumulated depreciation	3,337.5	3,473.1

Net property, plant, and equipment	2,645.6	2,950.0

Total assets	$7,976.5	$9,324.6

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$393.9	$700.9
Current portion of asbestos-related liabilities	175.0	210.0
Accounts payable	838.2	957.5
Other liabilities	596.2	661.1

Total current liabilities	2,003.3	2,529.5

Long-term debt	2,940.3	3,013.5
Deferred taxes	105.9	109.4
Pension benefits	741.8	313.7
Nonpension postretirement benefits	239.7	287.0
Other liabilities	331.8	386.9
Asbestos-related liabilities	320.3	245.5
Minority share owners’ interests	252.8	251.7
Share owners’ equity:
Convertible preferred stock (a)		452.5
Common stock	1.8	1.7
Capital in excess of par value	2,913.3	2,420.0
Treasury stock, at cost	(221.5)	(224.6)
Retained deficit	(32.4)	(285.3)
Accumulated other comprehensive loss	(1,620.6)	(176.9)

Total share owners’ equity	1,040.6	2,187.4

Total liabilities and share owners’ equity	$7,976.5	$9,324.6

(a)                     On February 29, 2008, the Company announced that all outstanding shares of convertible preferred stock would be redeemed on March 31, 2008, if not converted by holders prior to that date.  All conversions and redemptions were completed by March 31 through the issuance of 8,584,479 shares of common stock.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net earnings (loss)	$(229.7)	$(18.8)	$258.3	$1,340.6
Net earnings of discontinued operations		—		(2.8)
(Gain) loss on sale of discontinued operations	1.1	33.4	(6.8)	(1,038.5)
Non-cash charges:
Depreciation	91.7	102.5	431.0	423.4
Future asbestos related costs	250.0	115.0	250.0	115.0
Amortization of intangibles and other deferred items	7.4	10.0	28.9	28.9
Amortization of finance fees	1.9	2.0	7.9	8.6
Restructuring and asset impairment	21.6	38.4	133.3	100.3
Other	93.4	(11.7)	111.4	53.3
Asbestos-related payments	(69.9)	(120.9)	(210.2)	(347.1)
Change in non-current operating assets	(3.1)	(20.7)	1.4	(7.4)
Change in non-current liabilities	(17.2)	(28.5)	(96.2)	(85.4)
Change in components of working capital	25.6	53.9	(201.4)	36.2

Cash provided by continuing operating activities	172.8	154.6	707.6	625.1
Cash provided by discontinued operating activities				11.3
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(123.2)	(127.8)	(361.7)	(292.5)
Additions to property, plant, and equipment - discontinued				(23.3)
Acquisitions, net of cash acquired				(9.8)
Repayment from (advance to) equity affiliate	6.5		(1.6)
Net cash proceeds (payments) related to divestitures and asset sales	2.1	(28.0)	(13.9)	1,770.0
Cash provided by (utilized in) investing activities	(114.6)	(155.8)	(377.2)	1,444.4
Cash flows from financing activities:
Additions to long-term debt	49.6	2.8	686.4	406.4
Repayments of long-term debt	(39.0)	(1,219.4)	(945.4)	(2,393.2)
Increase (decrease) in short-term loans	(86.6)	7.2	(20.6)	(21.5)
Net (payments) receipts for hedging activity	1.9	5.7	(45.2)	5.7
Payment of finance fees				(6.3)
Convertible preferred stock dividends		(5.4)	(5.4)	(21.5)
Issuance of common stock and other	—	19.0	14.5	62.8
Cash utilized in financing activities	(74.1)	(1,190.1)	(315.7)	(1,967.6)
Effect of exchange rate fluctuations on cash	(15.1)	34.1	(22.9)	51.8
Increase (decrease) in cash	(31.0)	(1,157.2)	(8.2)	165.0
Cash at beginning of period	410.5	1,544.9	387.7	222.7
Cash at end of period	$379.5	$387.7	$379.5	$387.7

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

Selected Segment Information (a)	Three months ended December 31,
	Net Sales		Segment Operating Profit (b)
	2008	2007	2008	2007

Europe	$693.5	$843.5	$19.6	$129.2
North America	491.9	537.8	20.0	33.5
South America	288.5	283.4	79.5	82.4
Asia Pacific	223.1	271.9	37.9	54.5

Reportable segment totals	1,697.0	1,936.6	157.0	299.6

Retained corporate costs and other (c)	8.0	20.7	2.2	(15.9)

Consolidated totals (d)	$1,705.0	$1,957.3	159.2	283.7

Restructuring and asset impairment			(21.6)	(38.4)
Charge for asbestos related costs			(250.0)	(115.0)
Interest income			9.5	12.3
Interest expense			(53.2)	(88.4)
Provision for income taxes			(53.7)	(24.3)
Minority share owners’ interests in earnings of subsidiaries			(18.8)	(15.3)

Earnings (loss) from continuing operations			$(228.6)	$14.6

	Year ended December 31,
	Net Sales		Segment Operating Profit (b)
	2008	2007	2008	2007

Europe	$3,497.8	$3,298.7	$477.8	$433.0
North America	2,209.7	2,271.3	185.2	265.1
South America	1,135.9	970.7	331.0	254.9
Asia Pacific	964.1	934.3	162.8	154.0

Reportable segment totals	7,807.5	7,475.0	1,156.8	1,107.0

Retained corporate costs and other (c)	77.2	91.7	(0.7)	(78.8)

Consolidated totals (d)	$7,884.7	$7,566.7	1,156.1	1,028.2

Restructuring and asset impairment			(133.3)	(100.3)
Charge for asbestos related costs			(250.0)	(115.0)
Interest income			38.6	42.3
Interest expense			(253.0)	(348.6)
Provision for income taxes			(236.7)	(147.8)
Minority share owners’ interests in earnings of subsidiaries			(70.2)	(59.5)

Earnings from continuing operations			$251.5	$299.3

The following notes relate to Segment Operating Profit:

(a)                     Amounts related to the Company’s plastics packaging business have been classified as discontinued operations following the June 11, 2007 announcement of an agreement to sell the business.  The sale was completed on July 31, 2007.

(b)                    Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, provision for income taxes and minority share owners’ interests in earnings of subsidiaries.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to Consolidated Operating Profit to net earnings is included in the tables above.

(c)                     Beginning in 2008, the Company revised its method of allocating corporate expenses.  The Company decreased slightly the percentage allocation based on sales and significantly expanded the number of functions included in the allocation based on cost of services.  It is not practicable to quantify the net effect of these changes on periods prior to 2008.  However, the effect for the three months and year ended December 31, 2008 was to reduce the amount of retained corporate costs by approximately $9.0 million and $38.0 million, respectively.

(d)                    Segment Operating Profit for the three months and year ended December 31, 2008 excludes charges of $21.6 million and $133.3 million, respectively, for restructuring and asset impairment.

Segment Operating Profit for the three months and year ended December 31, 2008 excludes a charge of $250.0 million to increase the reserve for estimated future asbestos-related costs.

Segment Operating Profit for the three months and year ended December 31, 2007 excludes charges of $38.4 million and $100.3 million, respectively, for restructuring and asset impairment.

Segment Operating Profit for the three months and year ended December 31, 2007 excludes a charge of $115.0 million to increase the reserve for estimated future asbestos-related costs.